Exhibit 2(b)


Article III, Section 3 of the By-laws has been amended to read in its entirety as follows;

      "Section 3. Record Date. The Trustees may fix a date not more than 60 days prior to the date of any meeting of Shareholders or distribution or other action as a record date for the purpose of determining the Shareholders who are entitled to notice of and to vote at such meeting or any adjournment thereof or to participate in such distribution or for the purpose of such other action; or without fixing such record date the Trustees may for any of such purposes from time to time close the transfer books for such period, not exceeding 30 days as the Trustees may determine. Where separate meetings are held for Shareholders of each of the individual series to vote on a matter required to be voted on by Shareholders of the Trust in the aggregate, as provided in Article III,
      Section 1 above, the record date of each such separate meeting, for purposes of determining the Shareholders who are entitled to notice of and to vote at such meeting or any adjournment thereof, shall be determined in the manner described above in this Section 3."


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Amendment to the By-Laws of Landmark Fixed Income Funds, Landmark Funds I,
Landmark Funds II, Landmark Funds III, Landmark Institutional Trust, Landmark International Funds, Landmark Multi-State Tax Free Reserves, Landmark Premium Funds, Landmark Tax Free Income Funds and Landmark Tax Free Reserves:


VOTED: That Article X, Section 1 of the By-Laws of the Trust be amended, to read as follows:

      Section 1. Appointment and Duties. The Trustees shall at all times employ a bank or trust company having capital, surplus and undivided profits of at least $5,000,000 as custodian with authority as its agent, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the Declaration and the 1940 Act:

           (i) to hold the securities owned by the Trust and deliver the same upon written order;

           (ii) to receive and receipt for any monies due to the Trust and deposit the same in it own banking department or elsewhere as the Trustees may direct;

           (iii) to disburse such funds upon orders or vouchers;

           (iv) if authorized by the Trustees, to keep the books and accounts of the Trust and furnish clerical and accounting services; and

           (v) if authorized by the Trustees, to compute the net income of the Trust and the net asset value of Shares;

all upon such basis of compensation as may be agreed upon between the Trustees and the custodian.

      The Trustees may also authorize the custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees, subject to such requirements as may be contained in the Declaration and the 1940 Act.

FURTHER
VOTED:  That Article X, Section 4 of the By-Laws be deleted in its entirety

FURTHER
VOTED: That the officers of the Trust are authorized to file such amendments with the permanent records of the Trust and in such other places as such officers shall deem necessary or appropriate.

AMENDMENT TO THE BY-LAWS OF LANDMARK FUNDS I, LANDMARK FUNDS II, LANDMARK INTERNATIONAL FUNDS, LANDMARK FIXED INCOME FUNDS, LANDMARK TAX FREE INCOME FUNDS, LANDMARK FUNDS III, LANDMARK PREMIUM FUNDS, LANDMARK MULTI-STATE TAX FREE FUNDS, LANDMARK INSTITUTIONAL TRUST, LANDMARK TAX FREE RESERVES AND VARIABLE ANNUITY PORTFOLIOS - AS ADOPTED BY THE BOARDS OF TRUSTEES ON AUGUST 8, 1997:

VOTED: That Article III, Section 4 of the By-Laws of the Trust be and hereby is amended in its entirety to read as follows*:

           Section 4. Proxies. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. [Any Shareholder may give authorization through telephonic or telegraphic methods of communication for another person to execute his or her proxy.] Pursuant to a vote of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, such Share may be voted by such guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. [Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.]

*New language is bracketed.